Exhibit 2

STOCK PURCHASE AGREEMENT

By and Among

21st Century Fox America, Inc.,

Skillgreat Limited

And

Mr. Dong Yu

Dated as of July 13, 2014

i

ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of July 13, 2014 by and among 21st Century Fox America, Inc., a corporation incorporated under the laws of the State of Delaware, (the “Seller”), Mr. Dong Yu, Chairman and Chief Executive Officer of Bona Film Group Limited, a Cayman Islands exempted company (the “Company”), and Skillgreat Limited, a British Virgin Islands company controlled by Mr. Dong Yu (the “Purchaser”).

Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, an aggregate 6,050,067 ordinary shares of the Company, par value US$0.0005 per share (the “Shares”) upon the terms and subject to the conditions set forth herein.

Accordingly, intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Shares; Closing

Section 1.01 Purchase and Sale of the Shares. (a) On the terms and subject to the conditions hereof, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares for an aggregate purchase price of US$71,390,790.60 (the “Purchase Price”), payable as set forth below in Section 1.02 (Closing Date). The purchase and sale of the Shares is referred to herein as the “Acquisition”. The Acquisition and the other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

Section 1.02 Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, (i) at 10:00 a.m., New York time, within five Business Days after the date on which each of the conditions set forth in Article IV is satisfied or, to the extent permitted by law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions); or (ii) at such other time or date as agreed to in writing by Seller and Purchaser. The date on which the Closing occurs is expected to occur within thirty days of the date hereof and is referred to herein as the “Closing Date”.

Section 1.03 Transactions To Be Effected at the Closing. At the Closing:

(a)	Seller shall deliver or cause to be delivered to Purchasers:

(i) a signed and duly executed instrument of transfer for the Shares (an “Instrument of Transfer”); and

(ii) a certificate executed by a duly authorized officer of Seller stating that each of the representations and warranties of Seller set forth in Article II of this agreement are true and correct as of the Closing Date.

(b)	Purchasers shall deliver to Seller:

(i) payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least three Business Days before the Closing Date), of immediately available funds in an amount equal to the Purchase Price;

(ii) a signed and duly executed Instrument of Transfer; and

(iii) a certificate executed by a duly authorized officer of Purchaser stating that each of the representations and warranties of Purchaser set forth in Article III of this agreement are true and correct as of the Closing Date.

ARTICLE II

Representations and Warranties

Relating to Seller and the Shares

Seller represents and warrants to Purchaser, as of the date hereof (except for Section 2.01 with respect to good standing) and the Closing Date, as follows:

Section 2.01 Organization; Good Standing. Seller is duly incorporated, validly existing and, as of the Closing Date, in good standing under the Laws of Delaware.

Section 2.02 Authority; Execution and Delivery; Enforceability. Seller has full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Seller of this Agreement and the consummation by Seller of the Transactions have been duly authorized by all necessary action. Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 2.03 The Shares. News America Incorporated, which changed its name to 21st Century Fox America, Inc. pursuant to the Certificate of Amendment of the Restated Certificate of Incorporation of News America Incorporated dated as of November 5, 2013, is the sole record owner of the Shares. Seller has good and valid title to the Shares free and clear of all Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of such Shares, upon delivery to Purchaser at the Closing of certificates representing such Shares, duly endorsed by Seller for transfer to Purchaser, and entry of Purchaser as the holder of the Shares into the register of members of the Company against payment in full of the Purchase Price by Purchaser, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens (other than those arising out of acts of Purchaser or its Affiliates). Other than this Agreement or as set forth in the Investor Rights Agreement, such Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

ARTICLE III

Representations and Warranties of Purchaser and Mr. Dong Yu

Each of Purchaser and Mr. Dong Yu hereby jointly and severally represents and warrants to Seller, as of the date hereof (except for Section 3.01 with respect to good standing) and the Closing Date, as follows:

Section 3.01 Organization, Good Standing. Purchaser is duly incorporated, validly existing and, as of the Closing Date, in good standing under the Laws of the British Virgin Islands.

Section 3.02 Authority; Execution and Delivery; and Enforceability. Purchaser has full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Purchaser hereof and the consummation by Purchaser of the Transactions have been duly authorized by all necessary action. Purchaser has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 3.03 Securities Act. The Shares purchased by Purchaser pursuant hereto are being acquired not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act.

Section 3.04 Restricted Securities. Purchaser acknowledges and understands that the Shares to be received under this Agreement have not been registered under the Securities Act and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act.

Section 3.05 Accredited Investor. Purchaser is owned by Mr. Dong Yu, who is the Chairman and Chief Executive Officer of the Company and an “accredited investor” as defined in Rule 501(a) if Regulation D promulgated under the Securities Act. Purchaser, either because of the value of its assets or through its ownership by Mr. Dong Yu, is an “accredited investor” as so defined.

Section 3.06 Brokers. No person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated herein based upon arrangements made by or on behalf of the Purchaser.

ARTICLE IV

Conditions Precedent

Section 4.01 Conditions to Each Party’s Obligation. The obligation of Purchaser and Seller to consummate the Transactions is subject to the satisfaction (or waiver by Purchaser or Seller) on or before the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or law preventing the consummation of the Acquisition shall be in effect.

Section 4.02 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the satisfaction (or waiver by Purchaser) on or before the Closing Date of the following conditions:

(a) Seller Representations and Warranties. The Representations of Seller shall be true and correct as of the Closing Date as though made on the Closing Date and Seller will deliver to Purchaser a certificate executed by a duly authorized officer of Seller stating that each of the representations and warranties of Seller set forth in Article II of this agreement are true and correct as of the Closing Date.

(b) Performance of Obligations of Seller. Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by such Seller or the Company, as applicable, on or before the Closing Date.

Section 4.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Transactions is subject to the satisfaction on or before the Closing Date of the following conditions:

(a) Purchaser Representations and Warranties. The Representations of each of Purchaser and Mr. Dong Yu shall be true and correct as of the Closing Date as though made on the Closing Date and Purchaser will deliver to Seller a certificate executed by a duly authorized officer of Purchaser stating that each of the representations and warranties of Purchaser set forth in Article III of this agreement are true and correct as of the Closing Date.

(b) Register of Members. Mr. Dong Yu, on behalf of the Company, shall have caused the register of members of the Company to be updated to reflect that Seller is the record owner of the Shares.

(c) Performance of Obligations of Purchaser. Purchaser shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date.

Section 4.04 Frustration of Closing Conditions. Neither Purchaser nor any Seller may rely, either as a basis for not consummating the Acquisition or the other Transactions or terminating this Agreement and abandoning the Acquisition, on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

Section 4.05 Effect of Certain Waivers of Closing Conditions. If before the Closing any party (the “Waiving Party”) has knowledge of any breach by any other party of any representation, warranty, covenant or agreement contained herein and the Waiving Party proceeds with the Closing, the Waiving Party shall be deemed to have waived such breach and the waiving party and its successors, assigns, Affiliates and Representatives shall not be entitled to indemnification pursuant to Article VI (Indemnification), to sue for damages or to assert any other right or remedy for any Losses arising out of any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or any certificate delivered pursuant hereto.

ARTICLE V

Termination, Amendment and Waiver

Section 5.01 Termination. (a) Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Transactions abandoned at any time before the Closing:

(i) by mutual written consent of the Seller and Purchaser;

(ii) by any Seller if (A) there have been one or more breaches by Purchaser or Mr. Dong Yu of any of its or his representations, warranties, covenants or agreements contained herein that have not been waived by Seller and would result in the failure to satisfy any of the conditions set forth in Section 4.01 (Conditions to Each Party’s Obligation) or Section 4.03 (Conditions to Obligation of Seller) and such breaches have not been cured by the one month anniversary of the Agreement Date (the “Outside Date”) or (B) any of the conditions set forth in Section 4.01 (Conditions to Each Party’s Obligation) or Section 4.03 (Conditions to Obligation of Seller) has become incapable of being satisfied on or before the Outside Date and has not been waived by Seller;

(iii) by Purchaser if (A) there have been one or more breaches by Seller of any of its representations, warranties, covenants or agreements contained herein that have not been waived by Purchaser and would result in the failure to satisfy any of the conditions set forth in Section 4.01 (Conditions to Each Party’s Obligation) or Section 4.02 (Conditions to Obligation of Purchaser) and such breaches have not been cured by the Outside Date or (B) any of the conditions set forth in Section 4.01 (Conditions to Each Party’s Obligation) or Section 4.02 (Conditions to Obligation of Purchaser) has become incapable of being satisfied on or before the Outside Date and has not been waived by Purchaser.

(b) In the event of termination by Seller or Purchaser pursuant to this Section 5.01, written notice thereof shall forthwith be given to the other, setting forth the clause of Section 5.01(a) pursuant to which such party is terminating and the facts giving rise to such party’s termination right in reasonable detail, and the Transactions shall be terminated, without further action by any party.

Section 5.02 Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as described in Section 5.01 (Termination), then, subject to the next succeeding sentence, this Agreement shall become null and void and of no further force and effect, and all further obligations of the parties under this Agreement will terminate. Nothing in this Section 5.02 shall be deemed to release any party from any liability for any breach of its obligation to complete the Transactions, and the rights of the parties to pursue all remedies for any such breach will survive such termination unimpaired.

Section 5.03 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision hereof that such other party was or is obligated to comply with or perform. No delay or omission by any party hereto to exercise any right or power under this Agreement or pursuant to law shall impair such right or power or be construed as a waiver thereof. A waiver by either party of any representation, warranty, covenant or condition shall not be construed to be a waiver of any succeeding breach or of any other representation, warranty, covenant or condition.

ARTICLE VI

Indemnification

Section 6.01 Indemnification by Seller. From and after the Closing, Seller shall be liable for, and shall indemnify Purchaser and its Affiliates and Representatives (the “Purchaser Indemnitees”) against and hold it harmless from, any Losses suffered or incurred by such Purchaser Indemnitee resulting from, arising out of or in connection with the following, except to the extent waived or deemed waived by Purchaser in accordance with this Agreement:

(a) any inaccuracy or breach as of the date hereof (except for good standing under Section 2.01) and as of the Closing Date of any representation or warranty of Seller contained herein.

(b) any failure to perform any covenant or agreement of Seller contained herein.

Seller shall not (i) have liability under Section 6.02(a) in excess of the Purchase Price actually received by Seller, (ii) be required to indemnify any Indemnified Party to the extent of any such excess or (iii) have any liability to the extent the liability arises out of any action taken or omitted to be taken by Purchaser or any of its Affiliates; provided, however, that the limitations set forth in this sentence shall not apply to any Losses arising out of actual fraud by Seller in connection with this Agreement.

Section 6.02 Indemnification by Purchaser. From and after the Closing, each of Purchaser and Mr. Dong Yu shall be jointly liable for and shall indemnify Seller and its Affiliates and Representatives (the “Seller Indemnitees”) against and hold it harmless from any Loss suffered or incurred by such Seller Indemnitee resulting from, arising out of or in connection with the following, in each case except to the extent waived or deemed waived by Seller in accordance with this Agreement:

(a) any inaccuracy or breach as of the date hereof (except for good standing under Section 3.01) and as of the Closing Date of any representation or warranty of Purchaser or Mr. Dong Yu contained herein; and

(b) any failure to perform any covenant or agreement of Purchaser contained herein.

Neither the Purchaser nor Mr. Dong Yu shall (i) have any liability under this Section 6.02 in excess of the Purchase Price, (ii) be required to indemnify any Indemnified Party to the extent of any such excess or (iii) have any liability to the extent the liability arises out of any action taken or omitted to be taken by Seller or any of its Affiliates; provided, however, that the limitations set forth in this sentence shall not apply to any Losses arising out of actual fraud by Purchaser or Mr. Yong Du in connection with this Agreement.

Section 6.03 Calculation of Losses. (a) The amount of any Loss for which indemnification is provided under this Article VI shall be net of any amounts actually recovered by the Indemnified Party under any insurance policy or against any third party with respect to such Loss. If an Indemnified Party recovers under any insurance policy or against any third party, with respect to any Loss for which an Indemnifying Party has actually made an indemnification payment pursuant to this Article VI such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered but not in excess of the amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.

(b) Survival of Representations and Warranties and Agreements; Termination of Indemnification. Article II (Representations and Warranties Relating to Seller and the Shares), Article III (Representations and Warranties Relating to Purchaser and Mr. Dong Yu), Article VI (Indemnification) and Article VII (General Provisions) shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations.

Section 6.04 Procedures. (a) Third Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 6.01 (Indemnification by Seller) or Section 6.02 (Indemnification by Purchaser) in respect of, arising out of or involving a claim made by any Person not a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such Third Party Claim) promptly (and in any event within five Business Days) after receipt by such Indemnified Party of notice of such Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within five Business Days) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim (“Document Delivery”).

(b) Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and (unless the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party provides the Indemnifying Party with written advice of outside counsel to the Indemnified Party to the effect that there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party that, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice the prosecution of the defenses available to such Indemnified Party (“Conflict of Interest”)), if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. The Indemnifying Party shall give written notice within ten Business Days of Document Delivery, indicating whether the Indemnifying Party intends to participate in or assume the defense of a Third Party Claim, and if the Indemnifying Party assumes such defense, the Indemnifying Party shall acknowledge that it has, and shall be deemed to have, accepted and agreed to its indemnification obligations for such claim. If the Indemnifying Party assumes the defense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 6.04(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense (except in the case of a Conflict of Interest in which case the Indemnifying Party shall bear legal expenses related to the Indemnified Party’s counsel), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party participates in or assumes the defense of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects not to assume the defense or fails to make any election within the ten Business Day period, or otherwise fails to continue the defense of the Indemnified Person reasonably and in good faith, the Indemnified Person may, following written notice to the Indemnifying Party and an additional ten Business Day period during which the parties will seek in good faith to resolve their differences regarding the defense, assume the defense thereof at the expense of the Indemnifying Party, and a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

(c) Other Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under Section 6.01 (Indemnification by Seller) or Section 6.02 (Indemnification by Purchaser) that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such claim) promptly (and in any event within five Business Days) after becoming aware of such claim.

(d) Mitigation. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making all reasonable efforts to mitigate or resolve any such claim or liability after such party gains actual knowledge of such claim or liability. In the event that Purchaser or any Seller fails to make such reasonable efforts to mitigate or resolve any claim or liability in violation of the preceding sentence, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Loss that would reasonably be expected to have been avoided if Purchaser or such Seller, as the case may be, had made such efforts.

ARTICLE VII

General Provisions

Section 7.01 Termination of Investor Rights Agreement. Seller and Purchaser hereby agree, subject to any consent by the Company required under the Investor Rights Agreement, that, effective immediately following the Closing, the Investor Rights Agreement shall be terminated, except that Article III of the Investor Rights Agreement shall survive such termination and, effective immediately following the Closing, Seller hereby assigns to Purchaser its rights under Article III of the Investor Rights Agreement (the “Registration Rights Assignment”). Purchaser and Mr. Dong Yu hereby consent to the Registration Rights Assignment in accordance with Section 7.4 of the Investor Rights Agreement.

Section 7.02 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 7.01 shall be void.

Section 7.03 No Third-Party Beneficiaries. Except as provided in Article VI (Indemnification), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder. This Agreement does not constitute an amendment of any Benefit Plan and does not impose any obligations on Purchaser under any Benefit Plan.

Section 7.04 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

(i)	if to Purchaser,

Skillgreat Limited

18/F, Tower 1, U-town Office Building

No. 1 San Feng Bei Li

Chaoyang District

Beijing 100020, PRC

Attention: Dong Yu

with a copy to (which shall not constitute notice):

Simpson Thatcher

ICBC Tower, 35/F

3 Garden Road

Central, Hong Kong

Attention: Chris K.H. Lin

(ii)	if to any Seller,

21st Century Fox

1211 Avenue of the Americas

New York, NY 10036

Attention: Janet Nova

with a copy to (which shall not constitute notice):

Sidley Austin LLP

1001 Page Mill Road

Palo Alto, CA 94034

Attention: Sam Zucker

Section 7.05 Interpretation; Exhibits and Schedules; Certain Definitions. The headings contained herein and in any Exhibit or Schedule hereto, the table of contents hereto and the index of defined terms are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Any disclosure set forth in any Schedule shall be deemed set forth for purposes of any other Schedule to which such disclosure is relevant, to the extent that it is reasonably apparent that such disclosure is relevant to such other Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part hereof as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined herein. When a reference is made herein to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. For all purposes of this Agreement, unless otherwise specified herein, (i) “or” shall be construed in the inclusive sense of “and/or”; (ii) words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be construed to include the other gender as the context requires; (iii) the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and Schedules) and not to any particular provision of this Agreement; and (iv) all references herein to “$” or dollars shall refer to United States dollars. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement; rather the parties have agreed that if any representations and warranties of any party prove untrue, the other party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party hereto as a result of the untruth of any such representation and warranty. Any document, list or other item shall be deemed to have been “made available” to Purchaser for all purposes of this Agreement if such document, list or other item was posted in the electronic dataroom established by the Company in connection with the Transactions or a physical or electronic copy thereof was delivered to Purchaser or its Representatives.

(a) For all purposes hereof:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law to close in The City of New York, New York, Hong Kong or the People’s Republic of China.

“Contract” means any legally binding written agreement, arrangement or understanding.

“including” means “including, without limiting the generality of the foregoing”.

“Investment Rights Agreement” means the agreement, dated as of May 21, 2012, by and among Mr. Dong Yu, Purchaser, Bona Film Group Limited and NCIH, Inc.

“Governmental Entity” means nation or government or political subdivision thereof, national, provincial, local, municipal or regional, or any other governmental entity, any ministry, agency, commission, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any self-regulatory organization, stock exchange or non-governmental regulating body.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Laws” means any law, statute, ordinance, rule or regulation of any Governmental Entity.

“Lien” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“Loss” means any out-of-pocket loss, liability, claim, damage, settlement, penalty, cost or expense , including Taxes and reasonable legal fees and expenses, whether involving a Third Party Claim or a claim solely between the parties.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Proceeding” means any suit, action or proceeding (in each case, whether civil or criminal) commenced, brought, conducted or heard by or before any Governmental Entity.

“Representative” means, with respect to any Person, any director, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 7.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 7.07 Entire Agreement. This Agreement, along with the Schedules and Exhibits hereto, contain the entire agreement of the parties with respect to the sale and purchase of the Company and supersede all prior agreements among the parties with respect to the sale and purchase of the Company. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement, along with the Schedules and Exhibits hereto; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement along with the Schedules and Exhibits hereto. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement, along with the Schedules and Exhibits hereto (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Shares shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

Section 7.08 Severability. If any provision hereof (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 7.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, (i) Seller shall be entitled to specific performance against Purchaser (A) of Purchaser’s obligations to consummate the Acquisition and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Section 4.01 (Conditions to Each Party’s Obligation) and Section 4.02 (Conditions to Obligations of Purchaser) and (B) to enforce and to prevent any breach by Purchaser of its covenants under this Agreement and (ii) Purchaser shall be entitled to specific performance against Seller (A) of Seller’s obligations to consummate the Acquisition and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Section 4.01 (Conditions to Each Party’s Obligation) and Section 4.03 (Conditions to Obligations of Seller). Each of the parties hereby irrevocably waives, and agrees not to assert or attempt to assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any Proceeding involving a Covered Claim, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy. Notwithstanding anything to the contrary in this Agreement, termination of this Agreement shall not relieve any party of any liability for breach of this Agreement, and shall be in addition to any and all other rights and remedies at law or in equity the other party has have against such party for (x) the loss suffered as a result of any failure of the Acquisition to be consummated and (y) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the Transactions, and all such rights and remedies shall be cumulative and non-exclusive.

Section 7.10 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) (each, a “Covered Claim”), shall be governed by the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

Section 7.11 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement (including any dispute regarding its existence, validity or termination, or the performance or breach of this Agreement) shall be referred to and finally resolved by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Arbitration Rules of the HKIAC in force at the time of commencement of the arbitration. Arbitration proceedings (including any arbitral award rendered) shall be in English.

(b) The arbitration shall be decided by a tribunal of three (3) arbitrators. The arbitration tribunal shall consist of three (3) arbitrators. The claimant shall select one arbitrator, and the respondent shall select one arbitrator. The third arbitrator, who shall be the presiding arbitrator, shall be jointly appointed by the claimant and respondent. If either the claimant or the respondent fails to select an arbitrator or the parties fail to agree on the choice of the third arbitrator, HKIAC shall make the appointment on their behalf. Such tribunal shall have no authority to award punitive or other punitive type damages. By agreeing to arbitration, none of the Parties intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure.

(c) During the conduct of any arbitration proceedings pursuant to this Section 7.11, this Agreement shall remain in full force and effect in all respects except for the matter under arbitration and the parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

(d) Section 2 of Schedule 2 of the Hong Kong Arbitration Ordinance (Cap. 609) (the “Ordinance”) shall apply with the modifications set forth in this Section 10.7(d). The parties acknowledge that it is their desire, where there are two or more disputes, claims or arbitration proceedings arising from this Agreement and the other Transaction Documents, and where:

(i) some common question of law or fact arises;

(ii) the rights to relief claimed therein are in respect of or arise out of the same transaction or series of transactions; or

(iii) it is otherwise desirable for the Court of First Instance of the High Court of Hong Kong to make an order under section 2 of Schedule 2 of the Ordinance, to have those arbitration proceedings consolidated and resolved by a single multi-party arbitration, provided that arbitration proceedings commenced under the Note may be consolidated with other disputes, claims or arbitration proceedings only to the extent that such consolidation is consistent with the form and manner of consolidation expressly provided for in Agreement.

The arbitral award made by HKIAC shall be final and binding upon the parties

Section 7.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS.

IN WITNESS WHEREOF, Seller, Purchaser, and Mr. Dong Yu have duly executed this Agreement as of the date first written above.

21st Century Fox America, Inc.

By:

/s/ Janet Nova
Name: Janet Nova
Title: Executive Vice President and Deputy General Counsel

Skillgreat Limited

By:

/s/ Dong Yu
Name: Dong Yu
Title: Authorized Signatory

Mr. Dong Yu

Signature:	/s/ Dong Yu